Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
50 Fremont Street
San Francisco, CA 94105

September 14, 2006

Internap Network Services Corporation
250 Williams Street
Atlanta, GA 30303

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Internap Network Services Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 4,786,000 shares of the Company’s Common Stock, par value $.001 per share (the “Shares”) issuable pursuant to the Company’s Amended and Restated 2005 Incentive Stock Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP